DEAN WITTER HEALTH SCIENCES TRUST
                     Two World Trade Center
                       New York, NY  10048


                                        September 11, 1997


Dean Witter Health Sciences Trust
Two World Trade Center
New York, NY  10048

Dear Sirs:

      In connection with the public offering of shares of beneficial interest, $.01 par value, of Dean Witter Health Sciences Trust (the "Trust"), I have examined such corporate records and documents and have made such further investigation and examination as I have deemed necessary for the purpose of this opinion.

     It is my opinion, as Legal Counsel for the Trust, that the Trust is an unincorporated business trust duly organized and validly existing under the laws of the State of Massachusetts and that the shares of beneficial interest covered by the Rule 24f-2 Notice, September 11, 1997 (File No. 33-48189 and 811-6683), were issued and paid for in accordance with the terms of the offering, as set forth in the prospectus filed as part of the Registration Statement, as amended, of the Trust and were legally issued, fully paid and non-assessable by the Trust.

     I hereby consent to the filing of this opinion as an exhibit to the Notice pursuant to Rule 24f-2. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,


                                         Barry Fink
                                         Vice President
                                         And General Counsel


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